Exhibit 10.6

April 1, 2020

Bernie G. Wolford Jr.

address

city, state zip

Re: Consent to Salary Reduction and Waiver of Good Reason Provision

Dear Bernie:

You are currently a party to an Employment Agreement with Pacific Drilling Manpower, Inc., a Delaware company and an indirect wholly-owned subsidiary of Pacific Drilling S.A., (together, the “Company”), dated as of November 19, 2018, as amended or restated from time to time (your “Employment Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement.

As you are aware, the Company has determined to effect a Company-wide reduction in base salaries effective April 1, 2020, which will reduce your base salary by 10% (the “Reduction”).  Pursuant to Section 5(c)(i) of your Employment Agreement, “a material diminution in [your] Base Salary or target Annual Bonus” qualifies as a Good Reason to terminate your employment.

By signing this letter agreement, you acknowledge and agree that (i) you are aware of the Reduction and have reviewed your Employment Agreement, (ii) you consent to the Reduction and agree that it does not constitute Good Reason under your Employment Agreement, and (iii) you waive any right that you may have to assert that you may resign your employment for Good Reason with respect to this reduction in your base salary or to assert that you were entitled to any severance compensation or benefits as a result of Good Reason in connection with the Reduction.

In addition, the Company agrees that if you are terminated without Cause or you terminate your employment for Good Reason (which, for the avoidance of doubt, may not be triggered by the Reduction) following the date of this letter agreement and during the term of your Employment Agreement, for purposes of calculating any Severance Payment or CIC Severance Payment, as applicable, that may be due you under Section 6(b) of the Employment Agreement, the Base Salary used for purposes of the calculation, including for purposes of calculating the target value of your Annual Bonus, will be no less than your Base Salary in effect on March 31, 2020.

You understand that, except as expressly modified by this letter agreement, your Employment Agreement shall remain in full force and effect and that this letter agreement embodies the entire agreement and understanding of the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating thereto. This letter agreement shall be governed and construed by the laws of the State of Texas without regard to the conflict of laws principles thereof.  This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If you have any questions, please do not hesitate to contact me.

Sincerely,
/s/ Amy Roddy
Amy Roddy SVP Corporate Services
Acknowledged and Agreed to as of the Date First Written Above:
Bernie G. Wolford Jr.
Bernie G. Wolford Jr.